UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 1, 2006

Yarraman Winery, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-28865	88- 0373061
(Commission File Number)	(IRS Employer Identification No.)

700 Yarraman Road
Wybong
Upper Hunter Valley
New South Wales, Australia 2333

(Address of principal executive offices and zip code)

(61) 2 6547-8118

(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On September 1, 2006, Yarrman Winery, Inc. (the “Company”) announced that Chief Executive Officer and President Andy Lyon resigned all offices held by him with the Company and its subsidiary, Yarraman Estate Pty. Ltd. There were no disagreements between Mr. Lyon and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in his resignation.

Mr. Wayne Rockall was appointed as Chief Executive Officer and President to fill the vacancy created by Mr. Lyon’s resignation. Mr. Rockall’s appointment is effective September 1, 2006.

There is no understanding or arrangement between Mr. Rockall and any director and any other person pursuant to which such person was appointed as Chief Executive Officer and President. Mr. Rockall has not in the last two years engaged in any related party transaction with the Company of the kind required to be disclosed pursuant to Item 404(a) of Regulation S-B.

Mr. Rockall has been employed from 2004 to 2006 as Sales Director for Swift + Moore Pty Ltd, a subsidiary of Brown-Forman Corp., with annual sales of approximately A$250 million . At Swift + Moore, he managed a sales and marketing staff of more than 140. Prior to Swift + Moore, he was General Manager, Australasia Regional Director of SOLA Optical, an NYSE-listed designer and manufacturer of opthalmic lenses, from 1999 to 2004.

Mr. Rockall is a graduate of Macquarie University, Sydney with a bachelors of arts degree. He also holds a diploma of marketing from Ku Ring Gai College (UTS).

Yarraman is entering into an employment agreement with Mr. Rockall that provides for his total annual compensation for serving as a Chief Executive Officer and President to be A$200,000. Mr. Rockall will also be entitled to bonus of up to 100% of base salary on achieving key budget & performance criteria and also will be granted 250,000 stock options in Yarraman Winery, Inc., the vesting of which will be based on achieving agreed performance criteria.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1  Employment Agreement between the Company and Wayne Rockall.

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARRAMAN WINERY, INC.

By:	/s/ John Wells
Name: John Wells
Title: Chief Financial Officer

Dated: September 1, 2006